Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS 2005 FINANCIAL RESULTS

Fourth quarter net product sales increase to $56 million

San Diego, CA – February 9, 2006 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter and year ended December 31, 2005.  The Company reported total revenue of $63.5 million for the fourth quarter, including net product sales of $56.2 million.  The net loss for the quarter ended December 31, 2005 was $67.2 million, or $0.61 per share.  At December 31, 2005, the Company held cash, cash equivalents and short-term investments of approximately $443 million.

“In 2005, Amylin transformed from a research and development organization to a fully commercial enterprise, achieving $87 million in net product sales.  We launched two first-in-class products, BYETTA and SYMLIN, both of which are growing in their acceptance by health care providers, patients, and payors,” said Ginger L. Graham, Amylin’s President and Chief Executive Officer. “As we enter 2006, demand for both products continues to accelerate, we have two compounds in late-stage development: one for diabetes and one for obesity, and expect to introduce two novel compounds into the clinic.”

Quarter ended December 31, 2005

Net product sales of $56.2 million for the quarter include sales of $49.7 million for BYETTA® (exenatide) injection and $6.5 million for SYMLIN® (pramlintide acetate) injection.  Net product sales consist of shipments of BYETTA and SYMLIN to the Company’s wholesale distributors, net of allowances for prescription coupons, payor discounts, distribution fees and returns.  Cost of goods sold was $9 million for the quarter ended December 31, 2005.

Revenue under collaborative agreements was $7.4 million for the quarter ended December 31, 2005, compared to $6.6 million for the same period in 2004.

Research and development expenses increased to $45.3 million for the quarter ended December 31, 2005, compared to $31.3 million for the same period in 2004.  Increased costs are primarily associated with the development of exenatide LAR, support for commercial products and the advancement of early stage development programs.

Selling, general and administrative expenses increased to $57.1 for the quarter ended December 31, 2005, compared to $20.2 million for the same period in 2004.  The increase reflects the expansion of the Company’s commercial organization and business infrastructure to support the launches of BYETTA and SYMLIN in the United States during 2005.  This expansion included hiring and training the Company’s field force, expanded marketing, medical education, and customer service activities, and related administrative support.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $21.3 million for the quarter ended December 31, 2005.

Net loss was $67.2 million, or $0.61 per share, for the quarter ended December 31, 2005, compared to a net loss of $46.4 million, or $0.49 per share, for the same period in 2004.

Fourth quarter highlights

•                  Announced that positive results from a study of BYETTA used in addition to thiazolidinediones (TZDs) in patients with type 2 diabetes resulted in improved glucose control with over 60% of patients achieving A1C goal.  Supports regulatory applications for expanded use planned for submission mid 2006.

•                  Purchased a facility in Ohio for the eventual commercial manufacturing of exenatide LAR

Year ended December 31, 2005

Total revenue for the year ended December 31, 2005 was $140.5 million.  This includes net product sales of $86.7 million, consisting of $75.2 million for BYETTA and $11.5 million for SYMLIN.  The net loss for 2005 was $206.8 million, or $1.96 per share.

Revenue under collaborative agreements increased to $53.8 million for the year ended December 31, 2005, compared to $34.3 million for the same period in 2004.  The increase reflects the recognition of $35 million in milestone payments from Lilly earned in connection with the regulatory approval and commercial launch of BYETTA in the United States, partially offset by lower cost-sharing revenues due to lower BYETTA development expenses during 2005, as compared to 2004.

Research and development expenses increased to $132.1 million for the year ended December 31, 2005, compared to $119.6 million for 2004.  The increase primarily reflects costs associated with the continued development of exenatide LAR and pramlintide for obesity, as well as increased costs associated with the Company’s early stage programs, partially offset by a reduction in development expenses for BYETTA during 2005, as compared to 2004.

Selling, general and administrative expenses increased to $171.5 million for the year ended December 31, 2005, compared to $67.0 million for the same period in 2004.  The increase consists primarily of costs associated with the expansion of the Company’s commercial capabilities and business infrastructure to support the launches of BYETTA and SYMLIN in the United States.

Collaborative profit sharing was $31.4 million for the year ended December 31, 2005.

Net loss was $206.8 million, or $1.96 per share, for the year ended December 31, 2005, compared to $157.2 million, or $1.67 per share, for the same period in 2004.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 5:00 p.m. ET/2:00 p.m PT.  The call will be webcast live through Amylin’s corporate website, and a recording will be made available following the close of the call.

Ginger L. Graham, Amylin’s President and Chief Executive Officer will lead the call.  During the call, the Company plans to provide supporting details underlying its fourth quarter and 2005 financial results, and information regarding key trends and assumptions for 2006 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (800) 638-4930 (domestic) or (617) 614-3944 (international), passcode 86499025.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 94895774.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA and SYMLIN may be affected by unexpected new data or technical issues; risks that our financial results may fluctuate significantly from quarter to quarter and may not meet market expectations; risks that our clinical trials will not commence when planned; and risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions, the pace of market acceptance and any issues related to manufacturing and supply may also affect the potential for BYETTA and SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, including its Form 10-Qs.  Amylin disclaims any obligation to update these forward-looking statements.  Amylin disclaims any obligation to update any forward-looking statements.

(financial information to follow)

AMYLIN PHARMACUETICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Years ended December 31,
	2005	2004	2005	2004
Revenues:
Net product sales	$56,189	$—	$86,713	$—
Revenues under collaborative agreements	7,351	6,597	53,761	34,268
Total revenues	63,540	6,597	140,474	34,268

Costs and expenses:
Cost of goods sold	9,002	—	14,784	—
Research and development	45,251	31,335	132,128	119,558
Selling, general and administrative	57,072	20,173	171,520	66,958
Collaborative profit sharing	21,341	—	31,359	—
Total operating expenses	132,666	51,508	349,791	186,516

Operating Loss	(69,126)	(44,911)	(209,317)	(152,248)

Interest income (expense), net	1,967	(1,490)	2,485	(4,909)

Net loss	$(67,159)	$(46,401)	$(206,832)	$(157,157)

Net loss per share – basic and diluted	$(0.61)	$(0.49)	$(1.96)	$(1.67)

Shares used in computing net loss pershare – basic and diluted	110,262	94,377	105,532	94,054

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,
	2005	2004
Assets
Cash and cash equivalents	$72,026	$60,583
Short-term investments	371,397	233,173
Accounts receivable, net	26,784	—
Receivables from collaborative partners	—	5,770
Inventories	26,750	15,676
Other current assets	17,847	9,156
Property and equipment, net	42,050	20,739
Other assets	11,192	12,703
Total assets	$568,046	$357,800

Liabilities and stockholders’ equity (deficit)
Accounts payable, accrued expenses and other current liabilities	$95,384	$37,651
Current portion of deferred revenue	4,286	4,286
Other liabilities, net of current portion	12,454	7,290
Deferred revenue, net of current portion	11,658	20,943
Convertible senior notes	375,000	375,000
Stockholders’ equity (deficit)	69,264	(87,370)
Total liabilities and stockholders’ equity (deficit)	$568,046	$357,800

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CONTACT:

Mark G. Foletta

Vice President, Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com